Exhibit 20.1

Capital One Master Trust RECEIVABLES)*

MONTHLY PERIOD: August 2004

1)	Beginning of the Month Principal Receivables:	$34,670,795,968.96
2)	Beginning of the Month Finance Charge Receivables:	$842,526,970.56
3)	Beginning of the Month Discounted Receivables:	$0.00
4)	Beginning of the Month Total Receivables:	$35,513,322,939.52

5)	Removed Principal Receivables:	$0.00
6)	Removed Finance Charge Receivables:	$0.00
7)	Removed Total Receivables:	$0.00

8)	Additional Principal Receivables:	$0.00
9)	Additional Finance Charge Receivables:	$0.00
10)	Additional Total Receivables:	$0.00

11)	Discounted Receivables Generated this Period:	$0.00

12)	End of the Month Principal Receivables:	$34,661,093,961.20
13)	End of the Month Finance Charge Receivables:	$832,871,493.81
14)	End of the Month Discounted Receivables:	$0.00
15)	End of the Month Total Receivables:	$35,493,965,455.01

16)	Excess Funding Account Balance	$0.00
17)	Adjusted Invested Amount of all Master Trust Series	$29,365,844,676.46

18)	End of the Month Seller Percentage	15.28%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: August 2004

		ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2) 30 - 59 days delinquent	442,365	$491,613,834.44
	3) 60 - 89 days delinquent	275,043	$331,107,553.97
	4) 90+ days delinquent	539,605	$702,987,000.23

	5) Total 30+ days delinquent	1,257,013	$1,525,708,388.64

	6) Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.30%

7)	Defaulted Accounts during the Month	154,115	$162,259,852.77

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		5.62%

*          For calculation purposes.  Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: August 2004

		COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**	$5,603,828,319.87	15.78%

2)	Collections of Principal Receivables and Principal Payment Rate	$5,012,066,757.93	14.46%

	3) Prior Month Billed Finance Charges and Fees	$431,831,484.64
	4) Amortized AMF Income	$44,478,134.63
	5) Intercharge Collected	$76,085,200.97
	6) Recoveries of Charged Off Accounts	$52,246,724.32
	7) Collections of Discounted Receivables	$0.00

	8) Collections of Finance Charge Receivables and Annualized Yield	$604,641,544.56	$20.93%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: August 2004

1)	Beginning Unamortized AMF Balance		$246,156,786.67
	2) + AMF Slug	0.00
	3) + AMF Collections	$31,598,152.01
	4) - Amortized AMF Income	$44,478,134.63
5)	Ending Unamortized AMF Balance		$233,276,804.05

**           Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables